Allianz Life Insurance Company of North America
John S. Kreighbaum
Senior Counsel
Corporate Legal
5701 Golden Hills Drive
Minneapolis, MN  55416-1297
Telephone:  763-765-6455
scott.kreighbaum@allianzlife.com
www.allianzlife.com

October 26, 2016
Board of Directors
Allianz Life Insurance Company of North America
5701 Golden Hills Drive
Minneapolis, MN  55416
Re:    Opinion and Consent of Counsel
         Allianz Life Insurance Company of North America
         Registration Statement on Form S-1 (File No. 333-213125)

Dear Sir or Madam:
You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 for the Individual Deferred Variable Annuity Contract to be issued by Allianz Life Insurance Company of North America, (File No. 333-213125).
I am of the following opinions:
1.
Allianz Life Insurance Company of North America is a stock life insurance company organized under the laws of the state of Minnesota and is authorized to offer fixed and variable annuities and individual life insurance.

2.
Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.
Sincerely,
Allianz Life Insurance Company of North America

By:       /s/ John S. Kreighbaum
            John S. (Scott) Kreighbaum